Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Announces Stock Repurchase Program

        LOS GATOS, Calif., April 27, 2005 – Hifn™ (NASDAQ: HIFN) announced today that its Board of Directors has approved a stock repurchase program pursuant to which up to $10 million of its outstanding common stock may be repurchased from time to time. The duration of the repurchase program is twelve months. Under the program, Hifn could purchase shares of common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations. The purchases will be funded from available working capital. As of April 26, 2005, Hifn had approximately 14,089,000 shares of common stock outstanding.

   About Hifn

        Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn combines network processing, security, compression, content search and flow classification technology into solutions for complex packet management. Many of the major network equipment manufacturers use Hifn’s patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from the Hifn website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.